THIS AGREEMENT (the "Agreement") is made the 15th day of December 2008.

Between:

(1) **David Bychkov, founder and inventor of the BT2 technology,** an individual whose address is at 7432 Emerald Drive, Manassas Virginia (hereinafter called "the Licensor") of the first part;

And

(2) **BT2 International, Inc.,** a company incorporated in Nevada whose registered office is at Suite 2067, 1117 Desert Lane, Las Vegas NV 89102-0000 (hereinafter called "the Licensee") of the second part.

WHEREAS:

A. The Licensor and Licensee have completed and signed a Technology License Agreement on the 8th day of June 2008.

B. The License requires certain conditions and/or events to be met by various dates.

C. After working together on the project, the Licensor and Licensee have mutually found these conditions and/or events and dates need to be amended.

D. The License granted to the Licensee, is an exclusive, transferable and non-revocable right and licence to the Technology within the Territory, subject to the terms and conditions set forth therein.

E. The Licensee has now purchased a new Delaware corporation (Clopton House Corp. to be renamed Exmovere, Inc,) that is prepared to become a public company, and both parties wish to transfer certain rights and obligations from the License Agreement to this new Delaware corporation.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the receipt and sufficiency are acknowledged, the parties hereby agree as follows:

All terms and conditions of the original Technology License Agreement (copy attached) shall be transferred, with the following amendments/exceptions:

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